UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2017 (October 31, 2017)

Alamo Group Inc.
(Exact name of registrant as specified in its charter)

State of Delaware	0-21220	74-1621248
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1627 E. Walnut, Seguin, Texas	78155
(Address of Registrant’s principal executive offices, including zip code)	(Zip Code)

1627 E. Walnut Seguin, Texas 78155
(Address of Principal executive offices)

(830) 379-1480
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of
1934 (§240.12b-2 of this chapter).Emerging growth company ☐

Item 5.02. Compensatory Arrangements of Certain Officers.

On October 31, 2017 the Board of Directors (the "Board") of Alamo Group Inc. (the “Company”), upon recommendation of its Compensation Committee, approved the addition of Geoffrey Davies , Executive Vice-President & Managing Director of Alamo Group Europe Ltd., as a participant of the Company's Supplemental Executive Retirement Plan (the “SERP”) with his participation to commence as of January 1, 2018.

The Company's SERP is intended to provide to certain executive officers a benefit from the Company upon retirement, death or disability, or a change in control of the Company.  Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain events to the extent a participant has a vested right thereto.  A participant’s right to his Retirement Benefit becomes vested upon completing 10 years of Credited Service (as defined in the SERP) or upon a change in control of the Company. In connection with a retirement or separation from service, payment of vested benefits occur after the participant reaches age 65.  Since Mr. Davies has already completed more than 10 years of Credited Service, his Retirement Benefit will be vested immediately at the time when he becomes a participant of the SERP on January 1, 2018. Mr. Davies' Retirement Benefit will be based upon 17% of his final three year base salary average.  In the event of Mr. Davies' death or a change in control, the vested portion of the Retirement Benefit will be paid in a lump sum to Mr. Davies or his estate, as applicable, within 90 days after the death or a change in control, as applicable.  In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Alamo Group Inc.
November 3, 2017	By: /s/ Edward T. Rizzuti
Edward T. Rizzuti
Vice-President & General Counsel